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                                                                      Exhibit 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com


                ASV Completes Acquisition of Loegering Mfg. Inc.

     GRAND RAPIDS, MN (October 5, 2004) -- ASV Inc. (NASDAQ: ASVI) announced today that it has completed its previously announced acquisition of Loegering Mfg. Inc. of Casselton, North Dakota in a merger transaction. ASV acquired all the outstanding common stock of Loegering for $18,230,000 through the issuance of approximately 430,000 shares of ASV common stock valued at $14.75 million and cash of $3.48 million. Of the total ASV shares issued in the transaction, 130,699 shares will be registered for resale on a Form S-3 Registration Statement. Following completion of the transaction, Loegering became a wholly owned subsidiary of ASV. In a related transaction, ASV acquired real property representing Loegering's manufacturing facility from Loegering affiliates for $1.57 million. Loegering, a 33-year-old company, is the original manufacturer and a leader in over-the-tire steel tracks for wheeled skid-steers and also provides attachments for the skid-steer market. In addition, Loegering has developed new, proprietary technology -- the Versatile Track System(R) (VTS(R)) -- a bolt on bolt off track system that will convert most skid-steers from wheels to rubber tracks.

     "We are pleased to complete the acquisition of Loegering," said ASV CEO Gary Lemke. "We are excited to work with our new partners at Loegering to help them roll out the VTS track system. We believe this product represents a significant opportunity in the rubber track marketplace. There are an estimated 500,000 wheeled skid-steers currently in service, the majority of which are candidates for the VTS track system. Loegering began distributing this product in the third quarter of 2004 and we hope to assist in increasing production and distribution of this unique proprietary product. For skid-steer owners who are not ready to buy a dedicated rubber track loader, the VTS(R) track system should provide many of the benefits of rubber track loaders. We see this system as a way to bring greater numbers of wheeled machine owners into the rubber track loader family, which should benefit both ASV and Loegering. Rubber track loaders represent one of the fastest-growing segments of the construction equipment market and have gained a strong foothold in the $2 billion skid-steer market."

     Loegering employs approximately 60 people at its facility in Casselton, near Fargo, ND. Loegering sells its track systems and attachments through over 800 independent dealers throughout North America.

     Speaking to the transaction, Loegering President Brad Williams said, "We are excited to partner with ASV, the leader in rubber track technology. With the backing of ASV, Loegering expects to be able to expand its production and distribution of the VTS track system to capitalize on the significant market potential we envision for this product."

         ASV intends to operate Loegering as a wholly owned subsidiary in its present location and facility in Casselton, ND. Loegering had sales of approximately $12 million in 2003. For the nine months ended September 30, 2004, Loegering had sales of approximately $10 million. ASV anticipates Loegering's sales will be in the range of $6-7.5 million for the fourth quarter of 2004. Based on the number of shares issued in the acquisition, ASV anticipates Loegering's results for the fourth quarter of 2004 will add two to four cents to ASV's anticipated fourth quarter earnings. ASV intends to provide further sales and earnings guidance when its third quarter results are announced, which is expected to occur on Tuesday, October 26.

         In summarizing the acquisition, Lemke said, "We believe Loegering is an excellent strategic fit for ASV. They have good people, good products, an extensive dealer network and a recognized name in our industry. We also believe there are synergies to be gained in the areas of marketing, distribution, purchasing and manufacturing. With the significant potential of their VTS track system, we expect Loegering will be an excellent platform to help ASV continue its history of innovative products and aggressive, profitable growth."

About Loegering
     Loegering designs, manufactures and sells over-the-tire steel and rubber tracks and attachments for skid-steers from its manufacturing facility in Casselton, North Dakota for distribution in North America. For more information, visit Loegering's website at www.loegering.com

About ASV
ASV designs, manufactures and sells rubber track, all-purpose crawlers and related accessories and attachments. ASV also manufactures rubber track undercarriages, which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries

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such as construction, landscaping and agriculture. For more information, visit
ASV's website at www.asvi.com.

Cautionary Statement Regarding Forward-Looking Statements
     The statements set forth above regarding the benefits of Loegering's products and technology, including its VTS track system, the effect of the proposed acquisition on ASV's financial results, Loegering's anticipated sales for 2004, the benefits of the proposed acquisition and ASV's marketing strategies are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results and events to differ materially from those expressed in such forward looking statements. Certain factors may affect whether these anticipated events occur, including the risks and uncertainties associated with successfully integrating the two companies; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; developments in the demand for each companies' products and services; relationships with major customers and suppliers; the ability to retain key personnel; the impact of governmental laws and regulations; competitive factors; and any future acts or threats of terrorism or war. Any forward-looking statements provided from time to time by the Company represent only management's then-best current estimate of future events, results or trends. Additional information regarding these risk factors and uncertainties that could cause actual results and events to differ materially from the Company's current expectations is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2004.


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